EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
First Mid-Illinois Bancshares, Inc.:

RE:  Registration Statements

     Registration No. 033-84404 on Form S-3
     Registration No. 033-64061 on Form S-8
     Registration No. 033-64139 on Form S-8
     Registration No. 333-69673 on Form S-8

We consent to incorporation by reference in the subject Registration Statements on Forms S-3 and S-8 of First Mid-Illinois Bancshares, Inc. of our report dated January 22, 1999, relating to the consolidated balance sheets of First Mid-Illinois Bancshares, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of First Mid-Illinois Bancshares, Inc.


                                        /s/   KPMG LLP

Chicago, Illinois
March 22, 1999